Exhibit 99.1

MIVA, Inc.	Press Release

U.S. MIVA Investor Relations Contact Peter Weinberg peter.weinberg@miva.com (239) 561-7229

MIVA ANNOUNCES THIRD QUARTER 2005 RESULTS

FORT MYERS, Fla. – November 7, 2005 – MIVA, Inc. (NASDAQ: MIVA), the leading independent Performance Marketing Network, today reported financial results for the three and nine months ended September 30, 2005. Financial highlights for the third quarter include:

•	Revenue of $44.7 million, including $1.5 million for resolution of disputes with certain European distribution partners;

•	GAAP net loss of $(0.11) per diluted share, including a pre-tax $4.3 million non-cash impairment charge on goodwill and other long-lived assets;

•	Net loss of $0.00 per diluted share, excluding the impairment charge;

•	EBITDA, excluding the impairment charge, of $4.0 million;

•	Adjusted net income of $0.04 per diluted share, excluding the impairment charge; and

•	Cash, cash equivalents and short-term investments at September 30 of approximately $42 million, which reflects the $8 million patent settlement payment made to Yahoo! in August 2005, compared to $50 million at June 30.

“After managing through a number of tough challenges over the last several quarters, we believe our third quarter represents a foundation from which we intend to build. We believe we have taken the necessary steps to correct our course and we have put a seasoned executive team in place to lead us forward. During the fourth quarter, we expect to initiate our cost realignment plan, rationalizing our expense infrastructure against current revenue levels, while still focusing on returning to revenue growth in 2006. While we are committed to making investments into innovative products, we recognize that we must take a balanced approach and intend to deploy capital into initiatives we believe will bolster our revenue production in the short-term, as well as the long-term,” said Craig Pisaris-Henderson, chairman and chief executive officer of MIVA.

“We believe publishers have become increasingly wary of partnering with search providers who aggressively focus on aggregating end-users, in essence threatening the business prospects for the very partners they claim to serve. We believe our independence and publisher-focused strategy clearly differentiate us from our consumer-oriented competitors. Our mission is to help publishers effectively compete for audience and media spend by offering them a complete set of products enabling the acquisition, retention and monetization of their online audiences. We consider these factors key to positioning MIVA as the choice for publishers seeking access to an innovative new media platform. We think publishers are beginning to appreciate our long-term strategic value and we are encouraged by our recent global distribution partner wins,” said Mr. Pisaris-Henderson.

Recent Business Highlights

•	Signed a global distribution agreement with blinkx for delivering contextually targeted advertising to blinkx’s desktop toolbar and video search users;

•	Signed an exclusive content deal with Mirror Group Newspapers in the UK to provide targeted Pay-Per-Click ads across the home, article and channel pages of various MGN properties;

•	Launched MIVA Match®, a new search product providing advertisers with a greater number of qualified leads by more broadly matching relevant keywords;

•	Launched a series of comprehensive campaign management tools providing the ability to schedule campaigns based on time segments (day-parting) and campaign spend;

•	Introduced MIVA Mail in Europe, a new product enabling the Company’s partners to generate Pay-Per-Click revenue through email marketing programs;

•	Launched the Company’s MIVA Pay-Per-Call ad service in the UK;

•	Introduced configurable algorithmic web search to MIVA’s distribution partners in the UK, Spain and Italy;

•	Named seasoned financial executive William Seippel as chief financial officer;

•	Named marketing industry executive Peter Corrao as chief operating officer and named advertising executive Adam Poulter as managing director of MIVA Europe; and

•	Signed a settlement and patent licensing agreement with Yahoo!

Third Quarter Results

Revenue was $44.7 million in Q3 2005, a decrease of 23% versus Q3 2004 revenue of $58.3 million. GAAP net loss was $3.5 million, or $(0.11) per diluted share, in Q3 2005, which includes a pre-tax $4.3 million impairment charge. GAAP net loss, excluding the impairment charge, was $0.0 million, or $0.00 per diluted share, compared to GAAP net income of $4.8 million, or $0.15 per diluted share, for the same period in 2004. EBITDA, excluding the impairment charge, was $4.0 million in Q3 2005, compared to EBITDA of $11.2 million for the same period in 2004. Adjusted net income, excluding the impairment charge, was $0.04 per diluted share in Q3 2005, compared to Adjusted net income of $0.19 per diluted share for the same period in 2004.

For the three months ended September 30, 2005, the Company recognized as revenue approximately $1.5 million for resolution of disputes with certain European distribution partners and recognized a one-time gain of approximately $0.6 million related to the sale of Espotting Scandinavia AB assets to Eniro AB, contributing $2.1 million to reported Q3 2005 EBITDA and Adjusted net income.

Operating expenses, excluding the impairment charge and the one-time gain of approximately $0.6 million, were $22.0 million in Q3 2005, compared to $19.7 million for the same period in 2004. Operating expenses included royalties owed to Yahoo! to license certain Yahoo! patents, which began on August 16, 2005.

Amortization expense in Q3 2005 was $2.2 million, compared to $2.2 million for the same period in 2004. Amortization expense included $1.6 million for acquired intangible assets and $0.6 million for capitalized and purchased software.

The Company’s cash, cash equivalents and short-term investments at September 30, 2005 totaled approximately $42 million, which reflects the $8 million patent settlement payment made to Yahoo! during the quarter. This compares to approximately $50 million at June 30, 2005.

During the third quarter, the Company updated its cash flow projections for its acquired businesses, resulting in further indicators of goodwill impairment at its MIVA Small Business division. As a result, the Company recorded a non-cash impairment charge related to goodwill and long-lived assets in the amount of $4.3 million, or $0.14 per diluted share. After recording the impairment, the Company’s intangible assets decreased, with the balance of goodwill being approximately $74.6 million. Additionally, the Company finalized the estimated non-cash impairment charge taken in Q2 2005 and did not record any subsequent increase or decrease to the $119 million estimated charge made in Q2 2005.

MIVA believes that “EBITDA,” “Adjusted net income” and “Adjusted EPS” can provide meaningful comparisons of the Company’s current and projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions. MIVA defines EBITDA as net income before interest, income taxes, depreciation, and amortization. MIVA defines Adjusted net income and Adjusted EPS as net income and net income per share before tax-adjusted amortization expense related to acquired intangible assets and capitalized and purchased software. MIVA uses EBITDA, Adjusted net income and Adjusted EPS as internal measures of its business. The Company sets goals and awards bonuses in part based on performance relative to these measurements, but believes their use does not lessen the importance of GAAP measures.

Q4 2005 Guidance

Over the fourth quarter, the Company anticipates maintaining investments into technology initiatives, expanding on its suite of performance marketing solutions. The Company has an active global product development pipeline and plans to introduce additional innovative publisher and advertiser solutions over the next several quarters. Additionally, the Company is pursuing a longer-term plan for developing a global new media platform that supports behavioral, contextual and demographic attributes, in addition to simple keyword-targeting.

Although innovation will remain a priority, the Company expects to exercise prudent financial discipline over the fourth quarter and into 2006. The Company anticipates initiating its cost realignment plan during the fourth quarter. Before giving effect to any potential adjustments to its current expense infrastructure, the Company expects neutral to positive EBITDA margins in Q4 2005. Q4 2005 EBITDA, Adjusted EPS and GAAP EPS guidance includes approximately $0.6 million in non-cash restricted stock-related compensation expense.

MIVA anticipates Q4 2005 revenue to be between $41 and $44 million and full year 2005 revenue between $192 and $196 million, compared to previous guidance issued on August 15, 2005, for full year 2005 revenue of $185 to $200 million.

GAAP EPS
Q4 2005 estimated range: $(0.08) to $(0.04) (30.8 million shares outstanding)
FY 2005 estimated range: $(4.16) to $(4.12) (30.8 million shares outstanding)

Adjusted EPS
Q4 2005 estimated range: $(0.04) to $0.00 (30.8 million shares outstanding)
FY 2005 estimated range: $0.12 to $0.16 (34.0 million fully diluted shares outstanding)

EBITDA
Q4 2005 estimated range: $0.0 to $1.5 million
FY 2005 estimated range: $14 to $16 million

Operating Metrics

Beginning with Q2 2004, MIVA reports two operating metrics to provide better insight into the progress of its business: Paid Click-throughs and Active Relationships.

Quarter	Paid Click-throughs (in millions)	Active Relationships +
Q2 2004	219	63,000
Q3 2004	224	70,000
Q4 2004	251	75,000
Q1 2005	259	85,000
Q2 2005	217	87,000
Q3 2005	206	90,000

Note: The amounts above for Q2 2004 are presented on a pro forma basis to include metrics from MIVA Small Business, MIVA Direct, B&B and MIVA Media Europe as if all companies were wholly-owned on April 1, 2004. The metrics for these acquired/merged companies for the pre-closing periods are based on information obtained from their records during those periods.

+ MIVA defines active relationships for a fiscal quarter to be those that have had a paying transaction with the Company during the quarter. MIVA has relationships with over 100,000 online businesses, including businesses that are using its MIVA Merchant storefront software, or that have made deposits in their MIVA Media accounts to fund future transactions, but some have not purchased any products or services from the Company during the quarter and hence are not included in the active relationships metric.

Management Conference Call

Chairman and Chief Executive Officer Craig Pisaris-Henderson, Chief Operating Officer Peter Corrao, Chief Financial Officer William Seippel and President Phillip Thune will participate in a conference call to discuss the full results and outlook for the Company on November 7, 2005, at approximately 8:00 a.m. ET. The conference call will be simulcast on the Internet at http://ir.miva.com/medialist.cfm.

A replay of the conference call will be available on the investor relations area of MIVA’s website at http://ir.miva.com/medialist.cfm. Interested parties may email questions in advance to Peter Weinberg of MIVA, Inc. at peter.weinberg@miva.com.

About MIVA®, Inc.

MIVA, Inc. is the leading independent Performance Marketing Network, dedicated exclusively to helping businesses grow. Our new media platform facilitates performance marketing for partners (publishers), advertisers and consumers (end-users). Our primary focus is on providing our partners with a complete set of innovative solutions enabling the acquisition, retention and monetization of their online audiences. As an independent provider, MIVA does not promote a branded destination search engine or portal that actively competes with our distribution partners for end-users. For our advertisers, we provide solutions to manage, optimize and measure investment return on keyword-targeted and context-related performance marketing programs. Our advertisers access distribution and generate leads through our network of publisher partners and are able to capitalize leads through our integrated e-commerce merchant solution.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation, the potential that the information and estimates used to predict anticipated revenues and expenses were not accurate; the risks associated with the fact that we have material weaknesses in our internal control over financial reporting that may prevent us from being able to accurately report our financial results or prevent fraud; the risk that we have in the past and may in the future incur goodwill impairment charges that materially adversely affect our earnings and our operating results; the potential that demand for our services will decrease; the risk that we will not be able to continue to enter into new online marketing relationships to drive qualified traffic to our advertisers; the risk that our distribution partners will use unacceptable means to obtain users; risks associated with our ability to compete with competitors and increased competition for distribution partners; political and global economic risks attendant to our business; risks associated with legal and cultural pressures on certain of our advertiser’s service and/or product offerings; other economic, business and competitive factors generally affecting our business; the risk that operation of our business model infringes upon intellectual property rights held by others; our reliance on distribution partners for revenue generating traffic; risks associated with our expanding international presence; difficulties executing integration strategies or achieving planned synergies with acquired businesses and private label initiatives; the risk that we will not be able to effectively manage our growth; the risk that new technologies could emerge which could limit the effectiveness of our products and services; risks associated with the operation of our technical systems, including system interruptions, security breaches and damage; risks associated with Internet security, including security breaches which, if they were to occur, could damage our reputation and expose us to loss or litigation; risks relating to regulatory and legal uncertainties, both domestically and internationally. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K/A for fiscal 2004, and the most recently filed quarterly report on Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

Non-GAAP Financial Measures

This press release includes discussion of additional financial measures “EBITDA” and “Adjusted EPS.” These measures are defined as non-GAAP financial measures by the Securities and Exchange Commission and may differ from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles. MIVA provides reconciliations of these two financial measures to net income and net income per share in its press releases regarding actual financial results. A reconciliation of these two financial measures to net income and net income per share for the three and nine months ended September 30, 2005 included in this press release is set forth below.

®Registered trademark of MIVA, Inc.

Pay-Per-Call is a registered trademark of Ingenio, Inc.

All other marks properties of their respective companies.

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Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

Revenues	$44,687	$58,293	$151,665	$110,744
Cost of services	22,802	30,714	79,904	55,339

Gross profit	21,885	27,579	71,761	55,405

Operating expenses
Marketing, sales, and service	8,879	6,800	25,928	11,881
General and administrative	7,949	8,815	28,813	16,468
Product development	2,984	1,872	7,281	3,768
Impairment loss on goodwill and other assets	4,293	—	123,188	—
Amortization	2,160	2,225	6,077	3,500
Patent litigation settlement	—	—	8,000	—
Gain on sale of business	(631)	—	(631)	—

Total operating expenses	25,634	19,712	198,656	35,617

Income (loss) from operations	(3,749)	7,867	(126,895)	19,788
Interest income, net	168	80	447	353
Exchange rate gain (loss)	(18)	12	(153)	12

Income (loss) before provision for income taxes	(3,599)	7,959	(126,601)	20,153

Income tax expense (benefit)	(127)	3,118	(1,096)	7,873

Net income (loss)	$(3,472)	$4,841	$(125,505)	$12,280

Net income (loss) per share
Basic	$(0.11)	$0.16	$(4.09)	$0.50

Diluted	$(0.11)	$0.15	$(4.09)	$0.46

Weighted-average number of common shares outstanding
Basic	30,821	30,055	30,712	24,792

Diluted	30,821	32,208	30,712	26,925

MIVA, Inc.
Reconciliations to Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months		Nine Months
Additional information:	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

EBITDA, excluding non-cash impairment charge and patent litigation settlement charge	$4,041	$11,156	$14,293	$25,628

Adjusted net income (loss), excluding non-cash impairment charge and patent litigation settlement charge	$1,284	$6,221	$5,415	$14,450

Adjusted net income (loss), excluding non-cash impairment charge and patent litigation settlement charge per diluted share	$0.04	$0.19	$0.17	$0.53

Reconciliation of EBITDA, Excluding Non-cash Impairment	Three Months		Nine Months
Charge and Patent Litigation Settlement Charge to	Ended September 30,		Ended September 30,
Net Income (Loss)	2005	2004	2005	2004

EBITDA, excluding non-cash impairment charge and patent litigation settlement charge	$4,041	$11,156	$14,293	$25,628
Interest income, net and exchange rate gain (loss)	150	92	294	365
Taxes	127	(3,118)	1,096	(7,873)
Depreciation	(1,337)	(1,064)	(3,923)	(2,340)
Non-cash impairment charge	(4,293)	—	(123,188)	—
Patent litigation settlement charge	—	—	(8,000)	—
Amortization	(2,160)	(2,225)	(6,077)	(3,500)

Net income (loss)	$(3,472)	$4,841	$(125,505)	$12,280

Reconciliation of Adjusted Net Income (Loss), Excluding	Three Months		Nine Months
Non-cash Impairment Charge and Tax-adjusted Patent	Ended September 30,		Ended September 30,
Litigation Charge to Net Income (Loss)	2005	2004	2005	2004

Adjusted net income (loss), excluding non-cash impairment charge and patent litigation settlement charge	$1,284	$6,221	$5,415	$14,450
Amortization	(2,160)	(2,225)	(6,077)	(3,500)
Tax effect – amortization	842	846	2,370	1,330
Non-cash impairment charge	(4,293)	—	(123,188)	—
Tax effect – non-cash impairment charge	855	—	855	—
Patent litigation settlement charge	—	—	(8,000)	—
Tax effect – patent litigation settlement charge	—	—	3,120	—

Net income (loss)	$(3,472)	$4,841	$(125,505)	$12,280

Reconciliation of Adjusted Net Income (Loss) per Diluted Share
Excluding Non-cash Impairment Charge and Tax-adjusted	Three Months		Nine Months
Patent Litigation Settlement Charge per Diluted Share	Ended September 30,		Ended September 30,
to Net Income (Loss) per Share – Diluted	2005	2004	2005	2004

Adjusted EPS	$0.04	$0.19	$0.17	$0.53
Impact of including common stock equivalents in the diluted shares for the calculation of adjusted net income per diluted share for 2005	0.00	—	0.01	—
Amortization per diluted share	(0.07)	(0.07)	(0.20)	(0.13)
Tax effect – amortization per diluted share	0.03	0.03	0.08	0.05
Non-cash impairment charge per diluted share	(0.14)	—	(4.01)	—
Tax effect – impairment charge per diluted share	0.03	—	0.03	—
Patent litigation settlement charge per diluted share	—	—	(0.26)	—
Tax effect – patent litigation settlement charge per diluted share	—	—	0.10	—

Net income (loss) per share – diluted	$(0.11)	$0.15	$(4.09)	$0.45

Reconciliation of GAAP Net Income (Loss) Excluding Non-cash	Three Months		Nine Months
Impairment Charge and Tax-adjusted Patent Litigation	Ended September 30,		Ended September 30,
Settlement Charge to Net Income (Loss)	2005	2004	2005	2004

GAAP net income (loss), excluding non-cash impairment charge and patent litigation settlement charge	$(34)	$4,841	$1,708	$12,280
Non-cash impairment charge	(4,293)	—	(123,188)	—
Tax effect – non-cash impairment charge	855	—	855
Patent litigation settlement charge	—	—	(8,000)	—
Tax effect – patent litigation settlement charge	—	—	3,120	—

Net income (loss)	$(3,472)	$4,841	$(125,505)	$12,280

Reconciliation of GAAP Net Income (Loss) per Diluted Share
Excluding Non-cash Impairment Charge and Tax-adjusted	Three Months		Nine Months
Patent Litigation Settlement Charge to Net Income (Loss)	Ended September 30,		Ended September 30,
per Share – Diluted	2005	2004	2005	2004

Diluted EPS excluding non-cash impairment charge and tax-adjusted patent litigation settlement charge	$(0.00)	$0.15	$0.05	$0.45
Non-cash impairment charge per diluted share	(0.14)	—	(4.01)	—
Tax effect – non-cash impairment charge per diluted share	0.03	—	0.03	—
Patent litigation settlement charge per diluted share	—	—	(0.26)	—
Tax effect – patent litigation settlement charge	—	—	0.10	—

Net income (loss) per share – diluted	$(0.11)	$0.15	$(4.09)	$0.45